Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	RCG Capital Markets Group, Inc.
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corp.	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@rcgonline.com
	hamid@wedc.com	Media: Kristen Klein
480-675-0400

White Electronic Designs
First Quarter Fiscal 2005 Financial Results

Phoenix, AZ. February 8, 2005 — White Electronic Designs Corporation (NASDAQ: WEDC) is pleased to report results for the first quarter of fiscal 2005 ended January 1, 2005.

Highlights include:

•	Net sales of $28.9 million

•	Net income of $1.2 million or $0.05 per diluted share

•	Total bookings of $31.0 million; book-to-bill: 1.1:1

•	Backlog of $53.5 million

•	Cash and cash equivalents grew to $41 million

Net sales for the first quarter of fiscal 2005 were $28.9 million, up slightly compared to sales of $28.8 million in the immediately preceding quarter, and up approximately 12% compared to sales of $25.9 million in the first quarter of fiscal 2004. Net income for the first quarter of fiscal 2005 was $1.2 million or $0.05 per diluted share, compared to net income of approximately $905,000 or $0.04 per diluted share in the immediately preceding quarter, and net income of approximately $1.7 million or $0.07 per diluted share in the first quarter of fiscal 2004.

Hamid Shokrgozar, president and chief executive officer of White Electronic Designs Corporation, commented, “We are pleased with our performance during the first quarter of 2005, as we achieved a positive book-to-bill ratio of 1.1:1. New orders received during the quarter totaled $31.0 million, up 10% compared to new orders of $28.1 million in the immediately preceding quarter. The bookings increase was primarily driven by our Display segment which accounted for 52% of the total new orders received during the quarter.

Our backlog at the end of the first quarter of fiscal 2005 totaled $53.5 million. Our balance sheet continued to strengthen during the quarter as our existing cash and cash equivalents grew to a record amount of approximately $41 million. At the end of the quarter our current ratio was approximately 7 to 1. Despite the sequential bookings growth, we continued to see a shift in military spending priorities and reduced defense spending for military equipment. We expect this trend to continue for the balance of fiscal 2005.”

Mr. Shokrgozar continued, “Research and development expenses for the first quarter of fiscal 2005 totaled approximately $1.4 million, compared to approximately $1.4 million in the immediately preceding quarter and compared to approximately $1.5 million in the first quarter of fiscal 2004. We remain committed to new product innovation in the areas of circuit complexity management, interface communications and display enhancement technologies.”

Selling, general and administrative (SG&A) expenses for the first quarter of fiscal 2005 were approximately $4.5 million, compared to approximately $5.0 million in the immediately preceding quarter, and compared to $4.5 million in the first quarter of fiscal 2004.

Gross profit for the first quarter of fiscal 2005 was approximately $7.5 million, compared to $7.7 million in the immediately preceding quarter, and compared to gross profit of approximately $8.5 million in the first quarter of fiscal 2004.

Microelectronic Segment Highlights

•	Net sales for the Microelectronic segment totaled approximately $16.2 million in the first quarter of fiscal 2005, compared to $15.7 million in the immediately preceding quarter. Net sales to military customers totaled $9.0 million, compared to sales of $8.7 million in the immediately preceding quarter.

•	Backlog at the end of the first quarter of fiscal 2005 for the Microelectronic segment totaled approximately $27.3 million or approximately 51% of the total Company backlog. Military products accounted for 64% of the Microelectronic segment backlog.

•	New orders received for the Microelectronic segment totaled $14.7 million. First quarter Microelectronic segment new orders totaled approximately 48% of the total new orders received by the Company. Defense Microelectronic products bookings were $8.1 million in the first quarter, compared to $9.0 million in the immediately preceding quarter. Segment performance is still not at last year’s level for sales and new orders. The slow down in military sales continued with no visibility as to when more traditional spending patterns may resume.

•	Net sales for the first quarter of fiscal 2005 for our commercial Microelectronic products totaled approximately $7.1 million, compared to $7.0 million in the immediately preceding quarter, and compared to sales of $5.0 million in the first quarter of fiscal 2004.

Key Microelectronic segment awards during the quarter included:

•	Received order exceeding $1.6 million for the Tranche 2 Eurofighter. Further Eurofighter awards are anticipated throughout the year from the UK, Italy, Germany and Spain.

•	Received follow-on order in excess of $1.7 million for memory module products from a customer supporting the high-end enterprise server market.

•	Received $2.0 million order for products included in the On-Command hotel and entertainment video systems.

•	Received approximately $900,000 order from a leader in high end audio entertainment systems during its peak sales season.

Display Segment Highlights

•	Net sales for the Display segment totaled approximately $12.7 million, compared to $13.1 million in the immediately preceding quarter, and compared to $11.0 million in the first quarter of fiscal 2004.

•	Backlog at the end of the first quarter for the Display segment totaled approximately $26.1 million or 49% of the total Company backlog. Display segment backlog increased 15% compared to backlog of $22.7 million in the immediately preceding quarter, and increased 63% compared to backlog of $16.0 million in the first quarter of fiscal 2004.

•	New orders received for the Display segment totaled approximately $16.2 million, compared to $13.4 million in the immediately preceding quarter, and compared to $14.5 million in the first quarter of fiscal 2004.

Key Display segment awards during the quarter included:

•	Received production orders totaling over $5 million to provide enhanced display monitors to a leading manufacturer of point of sale terminals to be used by large retail chains. As previously announced, the Company won the design phase of the program in the fourth quarter of fiscal 2004, and successfully passed the rigorous qualification requirements. The Company expects shipments of this product to be completed within fiscal year 2005.

•	Received follow-on display enhancement orders for various avionics applications totaling over $2.5 million.

•	Received follow-on orders of approximately $1.1 million for enhanced display products for specialty PC applications.

•	Received continuing orders for approximately $2.2 million for follow-on keypad products from major appliance manufacturers.

•	Received a major production release totaling over $1 million for products to be used in medical diagnostic systems.

White Electronic Designs Corporation will host a teleconference and webcast today to review the financial results of the first quarter fiscal year 2005 beginning at 5:00 pm EASTERN. Interested parties can access the call by dialing (877) 407-8289 (domestic) or (201) 689-8341 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-

7415(international), account number 1628, access number 135891 for seven days following the call. A live webcast of the call will be available at http://www.vcall.com/CEPage.asp?ID=90417. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.

White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries and data and telecommunications markets; anti-tamper products for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.wedc.com.

Cautionary Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, such forwarding-looking statements include our expectation regarding future defense spending for military equipment, our anticipation of additional Eurofighter awards, and our expectation that shipment of point of sale display monitors will be completed in fiscal 2005. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, manufacturing delays, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended October 2, 2004 under the heading “Business-Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share data)

	January 1,	October 2,
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents	$40,861	$38,030
Accounts receivable, less allowance for doubtful accounts of $393 and $560	19,553	19,039
Inventories, net	22,215	24,744
Prepaid expenses and other current assets	989	1,584
Deferred income taxes	4,515	4,652

Total Current Assets	88,133	88,049

Property, plant and equipment, net	13,523	13,975
Goodwill, net	17,105	17,105
Intangible assets, net	5,485	5,643
Other assets, net	164	128

Total Assets	$124,410	$124,900

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,869	$9,070
Accrued salaries and benefits	1,910	1,396
Other accrued expenses	2,122	2,258
Deferred revenue	1,536	1,646

Total Current Liabilities	12,437	14,370

Accrued long-term pension liability	522	522
Deferred income taxes	1,239	1,175
Other long term liabilities	1,612	1,618

Total Liabilities	15,810	17,685

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,409,249 and 24,335,310 shares issued	2,440	2,433
Treasury stock, 44,442 and 44,442 shares, at cost	(4)	(4)
Additional paid-in capital	90,509	90,347
Unearned compensation	(2)	(8)
Retained earnings	15,874	14,664
Accumulated other comprehensive loss	(217)	(217)

Total Shareholders’ Equity	108,600	107,215

Total Liabilities and Shareholders’ Equity	$124,410	$124,900

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of dollars except share and per share data)

	Three months ended
	January 1,	January 3,
	2005	2004

Net sales	$28,866	$25,855
Cost of sales	21,329	17,326

Gross profit	7,537	8,529

Operating expenses:
Selling, general and administrative	4,535	4,541
Research and development	1,367	1,488
Amortization of intangible assets	158	165

Total operating expenses	6,060	6,194

Operating income	1,477	2,335
Interest expense	—	2
Interest (income)	(220)	(113)

Income before income taxes	1,697	2,446
Provision for income taxes	487	772

Net income	$1,210	$1,674

Earnings per share — basic	$0.05	$0.07

Earnings per share — diluted	$0.05	$0.07

Weighted average number of common shares and equivalents:
Basic	24,371,936	24,100,058
Diluted	24,993,697	25,083,256